                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                     the Securities Exchange Act of 1934.

Filed by the Registrant /X/
Filed by a party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12
                        Zebra Technologies Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     4) Proposed maximum aggregate value of transaction:

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     5) Total fee paid:

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

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

        ------------------------------------------------------------------------
    2) Form, Schedule or Registration Statement No.:

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    3) Filing Party:

        ------------------------------------------------------------------------
    4) Date Filed:

        ------------------------------------------------------------------------

                                        [LOGO]

                            ZEBRA TECHNOLOGIES CORPORATION

                       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                              TO BE HELD ON MAY 20, 1997

To the Stockholders of
Zebra Technologies Corporation:

   The Annual Meeting of Stockholders of Zebra Technologies Corporation (the "Company") will be held at 10:30 a.m., Chicago time, on Wednesday, May 20, 1997, at Harris Trust and Savings Bank, 111 West Monroe Street, Chicago, Illinois, for the following purposes:

    (1)  To elect five directors;

    (2) to amend the Company's Certificate of Incorporation to provide for an increase in the total authorized shares of the Company's Class A Common Stock from 35,000,000 shares to 50,000,000 shares;

    (3) To approve the adoption of the Zebra Technologies Corporation 1997 Stock Option Plan;

    (4) To approve the adoption of the Zebra Technologies Corporation 1997 Non-Employee Directors' Stock Option Plan;

    (5) To ratify the selection by the Board of Directors of KPMG Peat Marwick LLP as the independent auditors of the Company's financial statements for the fiscal year ending December 31, 1997; and

    (6) To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

   The Board of Directors has fixed the close of business on March 21, 1997 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting.

                             By order of the Board of Directors,

                             Gerhard Cless
                             SECRETARY

Vernon Hills, Illinois
April 28, 1997

ALL STOCKHOLDERS ARE URGED TO ATTEND THE MEETING IN PERSON OR BY PROXY. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE FURNISHED FOR THAT PURPOSE.

                            ZEBRA TECHNOLOGIES CORPORATION
                             333 Corporate Woods Parkway
                             Vernon Hills, Illinois 60061
                                    (847) 634-6700
                                ----------------------
                                   PROXY STATEMENT
                                ----------------------

   The accompanying Proxy is solicited by the Board of Directors of Zebra Technologies Corporation, a Delaware corporation ("Zebra," or the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 10:30 a.m., Chicago time, on Wednesday, May 20, 1997, at Harris Trust and Savings Bank, 111 West Monroe Street, Chicago, Illinois, and any adjournments thereof. This Proxy Statement and the accompanying form of proxy are intended to be released to stockholders on or about April 28, 1997.

                      VOTING SECURITIES; PROXIES; REQUIRED VOTE

   VOTING SECURITIES -- The Board of Directors has fixed the close of business on March 21, 1997, as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. As of the Record Date, the Company had outstanding 16,924,973 shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), and 7,315,404 shares of Class B Common Stock, par value $.01 per share (the "Class B Common Stock"). The holders of the Class A Common Stock and the Class B Common Stock vote together as a single class on all matters to be submitted to the vote of stockholders at the Annual Meeting. Holders of Class A Common Stock are entitled to one vote per share. Holders of Class B Common Stock are entitled to ten votes per share.

   PROXIES -- Edward L. Kaplan and Gerhard Cless, the persons named as proxies on the proxy card accompanying this Proxy Statement, were selected by the Board of Directors of the Company to serve in such capacity. Messrs. Kaplan and Cless are directors of the Company. Each executed and returned proxy will be voted in accordance with the directions indicated thereon, or if no direction is indicated, such proxy will be voted in accordance with the recommendations of the Board of Directors contained in this Proxy Statement. Each stockholder giving a proxy has the power to revoke it at any time before the shares it represents are voted. Revocation of a proxy is effective upon receipt by the Secretary of the Company of either (i) an instrument revoking the proxy or (ii) a duly executed proxy bearing a later date. Additionally, a stockholder may change or revoke a previously executed proxy by voting in person at the Annual Meeting.


   REQUIRED VOTE -- At the Annual Meeting, (i) a plurality of the votes cast in person or by proxy is required to elect directors; and (ii) the affirmative vote of holders of a majority of the voting power of the Common Stock is required to approve the amendment to the Company's Certificate of Incorporation, to approve the 1997 Stock Option Plan and the 1997 Non-Employee Directors' Stock Option Plan, and to ratify the appointment of KPMG Peat Marwick LLP as the independent auditors of the Company's financial statements for the fiscal year ending December 31, 1997. Stockholders will not be allowed to cumulate their votes in the election of directors.



     The required quorum for the transaction of business at the Annual Meeting will be a majority of the voting power of shares of Common Stock issued and outstanding on the Record Date. Abstentions and broker non-votes will be included in determining the presence of a quorum. With respect to the proposals to approve the amendment to the Certificate of Incorporation, to approve the 1997 Stock Option Plan and the 1997 Non-Employee Directors' Stock Option Plan, and to ratify the appointment of KPMG Peat Marwick LLP, abstentions and broker non-votes will have the same effect as votes against such proposals. Neither abstentions nor broker non-votes will have any effect on the voting on the proposal to elect directors.

   Due to their beneficial ownership of a majority of the outstanding shares of Class B Common Stock, Messrs. Kaplan and Cless have voting power sufficient (i) to elect the five nominees named to serve as directors; (ii) approve the amendment to the Certificate of Incorporation; (iii) approve the 1997 Stock Option Plan; (iv) approve the 1997 Non-Employee Directors' Stock Option Plan and
(v) ratify the appointment of KPMG Peat Marwick LLP. Messrs. Kaplan and Cless have advised the Board of Directors that all shares beneficially owned by them will be voted in favor of such proposals. See "Security Ownership of Certain Beneficial Owners and Management."

                                      PROPOSAL 1
                                ELECTION OF DIRECTORS

   The Board of Directors has set the number of directors to be elected at the Annual Meeting at five. Each nominee for election as director currently serves as a director of the Company. All nominees were elected to serve as directors by the stockholders of the Company at the last Annual Meeting of stockholders, held on May 22, 1996. The Board of Directors recommends that the stockholders vote in favor of the election of the five nominees named in this Proxy Statement to serve as directors of the Company.

   If at the time of the Annual Meeting any of the nominees is unable or declines to serve, the persons named in the proxy will at the direction of the Board of Directors either vote for such substitute nominee or nominees as the Board of Directors recommends or vote to allow the vacancy created thereby to remain open until filled by the Board. The Board of Directors has no reason to believe that any nominee will be unable or will decline to serve as a director if elected.

   NOMINEES FOR ELECTION AS DIRECTORS -- The following persons, if elected at the Annual Meeting, will serve as directors until the earlier of the 1998 annual meeting of the Company's stockholders or until their successors are duly elected and qualified.


                                                                                                   SERVED AS
                                                                                                   DIRECTOR
        NAME                       AGE                     POSITION WITH COMPANY                     SINCE
---------------------------  -------------    -----------------------------------------------  ----------------
 Gerhard Cless                    57             Executive Vice President, Secretary and           1969
                                                 Director

 Edward L. Kaplan                 54             Chief Executive Officer, Chairman and             1969
                                                 Director

 Christopher G. Knowles (1)       54             Director                                          1991

 David P. Riley                   50             Director                                          1991

 Michael A. Smith (1)             42             Director                                          1991
---------------------

    (1) Member of Audit Committee.

   GERHARD CLESS became Executive Vice President for Engineering and Technology in February 1995, after having served as Senior Vice President since 1969. He is also Secretary, as well as a co-founder of the Company, and has served as a director since 1969. Mr. Cless served as Treasurer of the Company until October 1991. Since 1969, he has been active with the Company, where he has directed the development of numerous label printers and maintained worldwide technology/vendor relationships. Prior to founding the Company, Mr. Cless was a research and development engineer at Teletype Corporation's printer division. Mr. Cless received an MSME degree from Esslingen, Germany and has done graduate work at the Illinois Institute of Technology.

   EDWARD L. KAPLAN is Chief Executive Officer and Chairman, as well as a co-founder of the Company, and has served as a director since 1969. He also served as President of the Company until February 1995 and Chief Financial Officer of the Company until October 1991. Mr. Kaplan began his career as a project engineer for Seeburg Corporation, later joining Teletype Corporation as a mechanical engineer performing research and development in the Printer Division. In 1969, he and partner Gerhard Cless founded the Company, then known as Data Specialties, Inc. Mr. Kaplan received a BS in Mechanical Engineering from the Illinois Institute of Technology (graduating Tau Beta Pi) and an MBA from the University of Chicago and is an NDEA Fellow of Northwestern University.

   CHRISTOPHER G. KNOWLES has served as a director of the Company since July 1991. Since March 1996, he has been a consultant to, and member of the Board of Directors of, Insurance Auto Auctions, Inc. In 1966, Mr. Knowles joined North America Van Lines, which was acquired by PepsiCo, Inc. two years later. He continued his career with PepsiCo, Inc., working in human relations and distribution with several of its subsidiary companies, including North American Van Lines, PepsiCo Service Industries and Wilson Sporting Goods, as well as holding positions on the corporate staff of PepsiCo. In 1976, he became a Vice President of Allied Van Lines and later became Division Vice President in charge of Allied's Household Goods Division, the largest division of that company. Mr. Knowles joined Underwriters Salvage Company in 1980 as its Chairman of the Board and Chief Executive Officer and subsequently acquired that company with other members of its management staff. Underwriters Salvage Company was acquired by Insurance Auto Auctions, Inc. in January 1994. Mr. Knowles became President and Chief Operating Officer of Insurance Auto Auctions, Inc. in April 1994 and held such positions until March 1996. Mr. Knowles received his BA degree from Indiana University in 1966.

   DAVID P. RILEY has served as a director of the Company since July 1991. Since 1984, he has been President and Chief Executive Officer of The Middleby Corporation, a public company which manufactures commercial food equipment and provides complete kitchens to various institutional customers, as well as to restaurants such as Pizza Hut and Domino's Pizza. He also serves as a director of The Middleby Corporation. Mr. Riley was previously employed in various management positions with a subsidiary of The Middleby Corporation and, before that, with Hobart Corporation, a food equipment manufacturer. Mr. Riley holds a Bachelor's Degree in Engineering from Ohio State University.

   MICHAEL A. SMITH has served as a director of the Company since July 1991. He is co-founder, Senior Managing Director and Manager of BA Partners, an investment banking affiliate of Bank America Corp., positions he has held since 1989. Previous positions included Managing Director, Corporate Finance Department, for Bear, Stearns and Company, Inc. (1982 to 1989) and Vice President and Manager of the Eastern States and Chicago Group Investment Banking Division of Continental Bank (1977 to 1982). He was a director of Graphic Technology from 1983 to 1989. Mr. Smith graduated Phi Beta Kappa from the University of Wisconsin and received an MBA from the University of Chicago.

   DIRECTOR COMPENSATION -- For their services as directors, the members of the Board of Directors who are not employees of Zebra are paid $2,000 quarterly, $2,000 for each Board meeting attended and $500 for each Board committee meeting attended. In addition to cash compensation, each of Messrs. Knowles, Riley and Smith has been granted, over a five-year period, options to acquire 20,000 shares of Class A Common Stock pursuant to Zebra's Stock Option Plan for Outside Directors (the "Outside Director Plan"), which expired in 1996. Options granted under the Outside Director Plan have an exercise price equal to the fair market value on the date of grant and have a term ending seven years after the date of grant or two years after the date on which the director ceases being a director of the Company, whichever is earlier. Pursuant to Zebra's 1997 Non-Employee Directors' Stock Option Plan (the "1997 Director Plan"), on February 11, 1997 each of Messrs. Knowles, Riley and Smith was granted options to purchase 15,000 shares of Class A Common Stock at an exercise price of $24.50 per share (the closing price of the Class A Common Stock on the grant date, as report by Nasdaq). Options granted under the 1997 Director Plan vest in five equal increments on the grant date and each of the first four anniversaries thereof (so long as the optionee is still an active member of the Board of Directors)
and remain exercisable until the tenth anniversary of the grant date.   See
"Security Ownership of Certain Beneficial Owners and Management."

   MEETINGS -- The Board of Directors meets quarterly and may schedule additional special meetings upon request of the Chairman of the Board, the President of the Company or one-half of the whole Board of Directors. During the year ended December 31, 1996, the Board of Directors met four times. Each director attended all of the board meetings and meetings of board committees on which he served that were held during 1996.

   COMMITTEES OF THE BOARD OF DIRECTORS -- The Audit Committee generally has responsibility for recommending independent auditors to the Board for selection, reviewing the plan and scope of the audit, reviewing the Company's audit and control functions and reporting to the full Board regarding all of the foregoing. The Audit Committee conferred by telephone on a number of occasions and held four formal meetings in 1996. The Board of Directors does not have a compensation or nominating committee.

                                  EXECUTIVE OFFICERS

   Set forth below is a table identifying the executive officers of the Company other than Messrs. Cless and Kaplan, who are identified in the section entitled "Election of Directors -- Nominees for Election as Directors."


        NAME              AGE                        POSITION
------------------------  -------  ---------------------------------------------
 Jeffrey K. Clements       50     Executive Vice President

 Jack A. LeVan             42     Senior Vice President, Business Development

 Thomas C. Beusch          44     Vice President, Sales and International

 John H. Kindsvater, Jr.   55     President, Zebra Technologies VTI, Inc.

 Clive P. Hohberger        54     Vice President, Technology Development

 Charles R. Whitchurch     50     Chief Financial Officer and Treasurer



   JEFFREY K. CLEMENTS became Executive Vice President of the Company in April 1997. He began his career with the Company in July 1994 and served as President of the Company's Labeling Solutions Division from February 1995 until April 1997. From 1992 until joining the Company, Mr. Clements held the position of Vice President, Sales for Alexander Proudfoot plc. Mr. Clements' background also includes management positions in marketing and sales with various technology-based companies. From 1990 to 1992, Mr. Clements owned and operated Clemco, Inc. a Chicago-area franchisee of Discovery Zone, an indoor playground and entertainment center. He spent seven years with Templeton, Kenley and Company, progressing from Senior Vice President to President of their Miller Fluid Power Corporation from 1985 to 1988. Mr. Clements received a BS degree from Northwestern University, an MBA from Keller Graduate School of Management and an MAT from the National College of Education.

   JACK A. LEVAN is Senior Vice President of Business Development. He joined the Company in January 1995 as Senior Vice President of Marketing. From 1994 until joining the Company, Mr. LeVan was President of the Carolina Enterprise Association. From 1990 to 1993, he served in various senior management positions with Groupe Legris Industries, progressing to President and CEO of PPM Cranes, Inc., a company acquired by Groupe Legris Industries in 1992. Mr. LeVan held various management positions with Miller Fluid Power from 1981 to 1989. In addition, Mr. LeVan spent three years in consulting with a specialization in industrial marketing strategy. Mr. LeVan received a BA and an MBA from the University of Chicago.

   THOMAS C. BEUSCH is Vice President of Sales and International. He joined the Company in April 1991 as Director of Sales, was promoted to Director of Sales Worldwide in December 1991, and became Vice President of Sales and International in January 1995. Prior to joining the Company, Mr. Beusch spent five years with American Telephone and Telegraph, where he held various management positions. Previously, he spent twelve years with International Business Machines in various sales and regional marketing positions. Mr. Beusch received a BS with a double major in marketing and management from Eastern Illinois University.

   JOHN H. KINDSVATER, JR. became President of Zebra Technologies VTI, Inc. in February 1996. He joined the Company in 1980 as Vice President of Marketing and Sales, a position he held until February 1995, and was responsible for developing and implementing marketing and sales strategies. He was promoted to Vice President of Corporate Development in February 1995. Prior to joining the Company, Mr. Kindsvater held management positions in corporate development, international operations, marketing and sales with various technology-based companies, including Quixote Corporation, A. B. Dick Company, Marsh Instrument Company and Jeppesen & Co. Mr. Kindsvater attended Purdue University and received his BS and MBA from the University of Denver. He currently serves on the Board of Directors of Automatic Identification Manufacturers (AIM), the industry's trade association.

   CLIVE P. HOHBERGER became Vice President of Technology Development in 1994. He joined the Company in 1984 as a consultant and became Vice President of Corporate Development in 1986. He served as Vice President of Marketing from 1988 to 1991 and became Vice President of Market Development in 1991. He became Vice President of Technology Development in 1994 and is presently responsible for the development of new market opportunities and liaisons with key customers, vendors, government standards and regulatory agencies, competitors and technology developers. Dr. Hohberger has held engineering positions with several firms including Weber Marking Systems, Abbott Laboratories, The Brookhaven National Laboratory, the Montreal Neurological Institute and Bunker-Ramo Corporation (now Allen-Bradley). Dr. Hohberger received his BS and MS from Case Institute of Technology in Physics and Engineering, respectively, a PhD from Case Western Reserve University in Computer Engineering and an MBA from the Lake Forest Graduate School of Management. He is an Adjunct Professor at the Lake Forest Graduate School of Management, where he has also served as a member of the Board of Directors.

   CHARLES R. WHITCHURCH joined Zebra as Chief Financial Officer and Treasurer in September 1991. From 1981 until he joined the Company, he served as Vice President, Finance of Corcom, Inc., a technology company specializing in the control of radio frequency interference. Mr. Whitchurch previously held positions as Chief Financial Officer of Resinoid Engineering Corporation and as Corporate Services Officer with the Harris Bank in Chicago. Mr. Whitchurch holds a degree in Economics from Beloit College and an MBA from Stanford University.

   The Board of Directors elects officers to serve at the discretion of the Board. There are no family relationships among any of the directors or officers of the Company.

   SECTION 16(a) COMPLIANCE -- Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors and persons who own greater than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and The Nasdaq Stock Market. Based solely on a review of the forms it has received and on written representations from certain reporting persons that no such forms were required for them, the Company believes that, except as set forth below, during the fiscal year ended December 31, 1996 all Section 16(a) filing requirements applicable to its officers, directors and 10% beneficial owners were complied with by such persons.

   Each of Messrs. Knowles, Riley, Smith and Whitchurch filed his Form 5 with respect to the fiscal year ended December 31, 1996 after the date prescribed under Section 16(a).

                   EXECUTIVE COMPENSATION AND CERTAIN TRANSACTIONS

      The following table provides information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal year ended December 31, 1996, and the two prior fiscal years, of those persons who were at December 31, 1996 (i) the chief executive officer and
(ii) the four other most highly compensated (combined salary and bonus) executive officers of the Company (collectively, the "Named Officers").


Summary Compensation Table


                                                                             LONG TERM
                                                                          COMPENSATION (1)
                                                                          ---------------
                                               ANNUAL COMPENSATION            AWARDS
                                            -------------------------     ---------------         ALL
                                                                            SECURITIES           OTHER
                                                                            UNDERLYING        COMPENSATION
NAME AND PRINCIPAL POSITION        YEAR       SALARY($)     BONUS ($)       OPTIONS (#)           ($)
-------------------------------   -------   -------------  ----------     ---------------     ------------
Edward Kaplan, Chief               1996       $281,731      $64,347            --              $17,972(2)
  Executive Officer and            1995        256,289      159,893            --               15,992
  Chairman                         1994        241,770       73,498            --               19,526

Gerhard Cless, Executive           1996       $142,552      $34,212            --              $11,202(3)
  Vice President,Engineering       1995        200,034       70,574            --               13,120
  and Technology and               1994        188,684       45,284            --               15,148
  Secretary

Jeffrey K. Clements                1996       $194,376      $35,668            --              $12,164(4)
  President                        1995        175,503       87,497            --                  --
                                   1994         69,540       20,520            --                  --

Jack A. LeVan                      1996       $141,617      $33,361            --               $9,875(5)
  Senior Vice President            1995        121,735          --             --               10,841
  Marketing                        1994           --            --             --               10,454

Charles R. Whitchurch,             1996       $144,463      $23,462            --              $10,628(6)
  Chief Financial Officer and      1995        131,405       53,940            --                9,249
  Treasurer                        1994        123,387       24,677            --               10,177

-------------------

    (1) None of the Named Officers had any restricted stock holdings as of December 31, 1996.

    (2) Includes 401(k) contributions of $4,750, and profit sharing plan payments of $13,222.

    (3) Includes 401(k) contributions of $4,750, and profit sharing plan payments of $6,452.

    (4) Includes 401(k) contributions of $4,750, and profit sharing plan payments of $7,414.

    (5) Includes commissions of $1,117, 401(k) contributions of $4,750, and profit sharing plan payments of $5,152.

    (6) Includes 401(k) contributions of $4,750, and profit sharing plan payments of $5,878.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES -- The following table provides information on option exercises in fiscal 1996 by the Named Officers and on the Named Officers' unexercised options at December 31, 1996. Included are options granted under the Company's Stock Option Plan. No options were granted to the Named Officers in 1996.
(6)

                   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                          AND FISCAL YEAR-END OPTION VALUES

                                                                    NUMBER OF SECURITIES
                                                                         UNDERLYING          VALUE OF UNEXERCISED
                                                                         UNEXERCISED             IN-THE-MONEY
                                                                      OPTIONS AT FISCAL       OPTIONS AT FISCAL
                                                                         YEAR-END (#)           YEAR-END ($)(1)
                                                                    ---------------------    --------------------
                          SHARES ACQUIRED ON         VALUE               EXERCISABLE/            EXERCISABLE/
NAME                         EXERCISE (#)         REALIZED ($)          UNEXERCISABLE           UNEXERCISABLE
-----------------------   --------------------    ------------      ---------------------    --------------------
Edward Kaplan                    --                    --                    --                    --
Gerhard Cless                    --                    --                    --                    --
Jeffrey K. Clements              --                    --               6,500/13,500            47,937/99,562
John H. Kindsvater, Jr.       28,000                $222,000                 --                    --
Charles R. Whitchurch         10,500                   --               0/9,500                 0/104,500




-----------------------
    (1) The value per option is calculated by subtracting the exercise price from the closing price of the Company's Common Stock on the Nasdaq National Market on December 29, 1996 of $23.375.

   CERTAIN TRANSACTIONS -- In May 1989, the Company entered into a lease agreement for its facility and certain machinery, equipment, furniture and fixtures with Unique Building Corporation ("Unique"), a corporation owned by Messrs. Kaplan and Cless and Stewart Shiman (a former executive officer of the Company). The lease was amended effective as of April 1, 1993, as the facility was expanded by approximately 36,700 square feet (25,200 square feet of manufacturing space and 11,500 square feet of office space) and amended again in 1994, as the facility was expanded by an additional 50,400 square feet, and amended again in June 1996 to include an additional 13,325 square feet. The facility portion of the lease is treated as an operating lease and has a term ending on March 31, 2008. Base monthly rental payments were $36,833 through September 1, 1991, increased to $38,433 through March 31, 1993, $53,133 through August 14, 1993, $59,833 through August 14, 1994, $69,964 through November 30, 1994, $84,960 through March 31, 1995, $87,849 through February 29, 1996, $90,774 through May 31, 1996, $99,328 through March 31, 1998, $106,272 through August 31, 1999, $115,355 through March 31, 2003, and $127,570 through March 31, 2008.
The lease agreement includes a modification to the base monthly rental which goes into effect if the prescribed rent payment is less than the aggregate principal and interest payments required to be made by Unique under certain Industrial Revenue Bonds. Under the portion of the lease agreement with Unique which is accounted for as a capital lease, the Company leases machinery, equipment, furniture, and fixtures at a monthly rental of $5,725 over the lease term. The Industrial Revenue Bonds are supported by a Letter of Credit issued by American National Bank. The Company guaranteed $700,000 of Unique's obligation to such bank under the agreement relating to the Letter of Credit.

                           REPORT ON EXECUTIVE COMPENSATION

   Traditionally, compensation for the Company's executive officers has been determined by the Company's chief executive officer, Edward L. Kaplan, due to the relatively small number of executive officers and Mr. Kaplan's personal knowledge of the relative performance and responsibilities of each executive officer. For the fiscal year ended December 31, 1996, compensation for the Company's executive officers, other than Mr. Kaplan himself, was established in this manner. Mr. Kaplan also submitted to the Board of Director for its consideration a proposal for his own compensation package, which was reviewed and approved by the Board.

   COMPENSATION ELEMENTS -- For 1996, the primary components of the Company's executive officer compensation program were base salaries and cash bonuses based on Company and departmental performance.

   BASE SALARIES -- In determining the base salaries of Messrs. Cless, Clements, Kindsvater and Whitchurch, Mr. Kaplan reviewed various technology industry salary surveys, and he targeted salaries at levels competitive to those provided to executives with similar responsibilities in businesses which he viewed as comparable to the Company. Mr. Kaplan also attempted to maintain a salary structure for the executive group which vis-a-vis each executive gives credit for relative seniority and scope of assigned responsibilities. The Board's approval of Mr. Kaplan's salary was based upon its subjective evaluation of Mr. Kaplan's contributions to the Company and his importance to the Company's continued growth. The Board reviewed the American Electronics Association Executive Compensation Survey (the "Survey") to confirm Mr. Kaplan's salary level was within the ranges represented by the Survey, but did not target Mr. Kaplan's salary at a particular point within the Survey's compensation ranges.

   BONUS -- Executive bonuses for fiscal 1996 were performance-related. Bonuses were designed to reward management for achieving and exceeding goals for Company performance as well as performance goals for particular departments.

   Mr. Kaplan and each of the other Named Officers participated in the Company's 1996 Executive Bonus Plan (the "Bonus Plan"). The Bonus Plan was established by Mr. Kaplan after meetings with the other executive officers to discuss the Company's targeted performance goals, and Mr. Kaplan's participation in the Bonus Plan was approved by the Board. Under the Bonus Plan, cash bonuses paid to each of the Named Officers for 1996 were directly related to the Company's overall financial performance. Bonuses were determined by multiplying the particular officer's base salary by (1) his designated bonus percentage and (2) a performance factor based upon the Company's achievement of targeted levels of after-tax profit for 1996. Designated bonus percentages were based upon seniority and relative positions within the Company's organizational structure.

   Mr. Kaplan awarded bonuses in addition to those provided in the Bonus Plan to certain of the Company's executive officers based upon the performance of the departments over which they exercise direct supervisory authority. For these bonuses, the performance criteria varied depending upon the department and the particular goals set for the department for 1996. For example, an executive responsible for sales functions of the Company received an additional bonus based upon the Company's gross sales levels, while an executive in charge of manufacturing functions received a bonus based upon targeted levels of manufacturing efficiency, quality and on-time deliveries.

   STOCK OPTIONS -- The Company has, on limited occasions, awarded stock options to executive officers, to provide competitive compensation packages and because the Company believes it is important that all of the Company's key executive officers have a meaningful equity stake in the Company so that they have an incentive to create shareholder value over a long-term investment horizon. The Company did not grant any of the Named Officers any options in 1996, because each of them already has meaningful stock or stock options in the Company.

   COMPLIANCE WITH SECTION 162(m) -- The Board of Directors currently intends for all compensation paid to the Named Officers to be tax deductible to the Company pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"). Section 162(m) provides that compensation paid to the Named Officers in excess of $1,000,000 cannot be deducted by the Company for Federal income tax purposes unless, in general, such compensation is performance based, is established by an independent committee of directors, is objective and the plan or agreement providing for such performance based compensation has been approved in advance by stockholders. In the future, however, if, in the judgment of the Board, the benefits to the Company of a compensation program that does not satisfy the arbitrary and inflexible conditions of Section 162(m) outweigh the costs to the Company of the failure to satisfy these conditions, the Board may adopt such a program.

                                  BOARD OF DIRECTORS

                   Gerhard Cless               David P. Riley

                   Edward L. Kaplan            Michael A. Smith

                   Christopher Knowles

                          COMPENSATION COMMITTEE INTERLOCKS
                              AND INSIDER PARTICIPATION

            The Company's Chief Executive Officer, Mr. Kaplan, determined the compensation to be paid the Company's executive officers, other than himself, for the fiscal year ended December 31, 1996. The Board of Directors, consisting of Messrs. Cless, Kaplan, Knowles, Riley, and Smith, approved the compensation to be paid to Mr. Kaplan. Mr. Cless, the Company's Executive Vice President and Secretary, and Mr. Kaplan participated in the deliberations of the Board concerning Mr. Kaplan's compensation.

                                  PERFORMANCE GRAPH

   The graph set forth below compares the cumulative total stockholder return on the Class A Common Stock of the Company since its initial public offering on August 15, 1991 with the cumulative total return on the Nasdaq Market Index and the MG Industry Group 171 -- Electronic Equipment Manufacturers Index -- over the same period (assuming the investment of $100 in the Class A Common Stock at its closing price of $9.125 per share (post-split) on August 15, 1991 and in each index on such date, and the reinvestment of all dividends, if any).

                     COMPARISON OF CUMULATIVE RETURNS SINCE IPO


                                       [GRAPH]


                                             DECEMBER 31,
                     ---------------------------------------------------------
                       1991      1992      1993      1994      1995      1996
                     -------   -------   -------   -------   -------   -------
Zebra Technologies
Corporation          $100.00   $143.28   $338.06   $233.21   $405.97   $279.10
MG Group Index        100.00    132.49    190.89    211.88    292.02    400.13
Nasdaq Market Index   100.00    100.98    121.13    127.17    164.96    204.98

                        SECURITY OWNERSHIP OF MANAGEMENT AND
                              CERTAIN BENEFICIAL OWNERS

    The following table sets forth, as of March 21, 1997, certain information with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of any class of Common Stock, (ii) each director of the Company, (iii) each of the Named Officers and (iv) all directors and executive officers of the Company as a group.

                                  CLASS A COMMON STOCK               CLASS B COMMON STOCK
                               ----------------------------       ---------------------------  % OF TOTAL
NAME AND ADDRESS                   NUMBER       % OF CLASS          NUMBER        % OF CLASS      VOTING
                                                                                                  POWER(1)
--------------------------     ---------------  -----------       ---------------  ----------- -------------
Edward L. Kaplan(2)                  --            --             2,736,504 (3)     37.4%          30.4%

Carol K. Kaplan(2)                   --            --               563,800 (4)      7.7            6.3

Gerhard Cless(2)                 80,000  (5)        *             2,872,052 (6)     39.3           31.9

Ruth I. Cless(2)                     --  (7)       --             1,104,740 (8)     15.1           12.3

Christopher G. Knowles           25,000  (9)        *                    --           --              *

David Riley                      23,000  (9)        *                    --           --              *

Michael A. Smith                 23,000  (9)        *                    --           --              *

John H. Kindsvater, Jr.          43,624 (10)        *                    --           --              *

Charles R. Whitchurch            20,814 (11)        *                    --           --              *

Jeffrey K. Clements               7,366 (12)        *                    --           --              *

William Blair & Co., L.L.C.   2,075,149 (13)     12.3%                   --           --            2.3

FMR Corporation               1,090,600 (14)      6.4                    --           --            1.2

Fifth Third Bancorp             866,735 (15)      5.1                    --           --              *

All Executive Officers and
Directors as a group            239,552 (16)      1.4%            5,608,556         76.7%          62.5%


--------------------
* Less than one percent.

    (1) Each share of the Class A Common Stock has one vote and each share of the Class B Common Stock has ten votes. This column shows the combined voting power of all Class A Common Stock and Class B Common Stock beneficially owned by each of the listed persons. The percentages are based on the outstanding number of Class A Common Stock and Class B Common Stock as of March 21, 1997.

    (2) The address of this stockholder is c/o Zebra Technologies Corporation, 333 Corporate Woods Parkway, Vernon Hills, Illinois 60061.

    (3) Excludes 563,800 shares which may be deemed held of record or beneficially by Mr. Kaplan's wife, Carol, which may be deemed to be beneficially owned by Mr. Kaplan.

    (4) Excludes 2,736,504 shares held of record or beneficially by Mr. Kaplan, which may be deemed to be beneficially owned by Mrs. Kaplan.

    (5) Includes 80,000 shares held by a foundation of which Mr. Cless is director.

    (6) Includes 344,000 shares held by Jerry I. Rudman as Trustee under the Gerhard Cless 1990 Income Trust. Excludes 1,104,740 shares held of record or beneficially by Mr. Cless' wife, Ruth, which may be deemed to be beneficially owned by Mr. Cless.

    (7) Excludes 80,000 shares held of record or beneficially by Mr. Cless, which may be deemed to be beneficially owned by Mrs. Cless.

    (8) Includes 320,936 shares held by Jerry I. Rudman, as Trustee under the Ruth I. Cless 1990 Income Trust. Excludes 2,872,052 shares held of record or beneficially by Mr. Cless, which may be deemed to be beneficially owned by Mrs. Cless.


    (9) Includes 20,000 shares of Class A Common Stock currently issuable upon exercise of options granted pursuant to the Outside Director Plan and 3,000 shares of Class A Common Stock currently issuable upon exercise of options granted pursuant to the 1997 Directors Plan.

    (10) Includes 770 shares held of record or beneficially by Mr. Kindsvater's children, which may be deemed to be beneficially owned by Mr. Kindsvater.

    (11) Includes 4,500 shares of Class A Common Stock currently issuable upon exercise of options

    (12) Includes 6,500 shares of Class A Common Stock currently issuable upon exercise of options. Includes 100 shares held of record or beneficially by Mr. Clements' wife, which may be deemed to be beneficially owned by Mr. Clements.

    (13) As reported on a Schedule 13G filed by William Blair & Co., L.L.C. on February 18, 1997. According to such 13G, William Blair & Co., L.L.C. has sole voting power with respect to 609,772 of these shares, and sole dispositive power with respect to all 2,075,149 of these shares. The address of this stockholder is 222 West Adams Street, Chicago, IL 60606.

    (14) As reported on a Schedule 13G filed by FMR Corporation and certain affiliates on February 18, 1997. According to such 13G, affiliates of FMR Corporation have sole voting power with respect to 31,700 of these shares, and sole dispositive power with respect to all 1,090,600 of these shares. The address of this stockholder is 82 Devonshire Street, Boston, Massachusetts 02109.

    (15) As reported on a Schedule 13G filed by Fifth Third Bancorp on February 18, 1997. According to such 13G, banking subsidiaries of Fifth Third Bancorp have sole voting power with respect to 820,160 of these shares, shared voting power with respect to 328,300 of these shares, sole dispositive power with respect to 837,635 of these shares and shared dispositive power with respect to 29,100 of these shares. The address of this stockholder is 38 Fountain Square Plaza, Cincinnati, Ohio 45263.

     (16) Includes 90,075 shares of Class A Common Stock issuable within 60 days upon exercise of options.

                                      PROPOSAL 2

                        AMENDMENT OF COMPANY'S CERTIFICATE OF
                         INCORPORATION TO INCREASE NUMBER OF
                      AUTHORIZED SHARES OF CLASS A COMMON STOCK

          In February 1997, the Board of Directors proposed and recommended for adoption by the Company's stockholders an amendment to the Company's Certificate of Incorporation that would increase the total authorized Class A Common Stock of the Company from 35,000,000 shares to 50,000,000 shares. Following the proposed amendment, the number of authorized shares of Class B Common Stock and Preferred Stock would remain unchanged at 35,000,000 and 10,000,000 shares, respectively.

   REASONS FOR THE PROPOSAL -- As of March 21, 1997, there were 16,924,973 shares of Class A Common Stock issued and outstanding, 7,315,404 shares reserved for issuance upon conversion of outstanding shares of Class B Common Stock and approximately 850,000 shares reserved for issuance under the Company's stock option plans. Accordingly, approximately 9,900,000 authorized shares of Class A Common Stock were available for future issuance as of March 21, 1997.


   The Board of Directors believes that it is desirable for the Company to have available additional authorized but unissued shares of Class A Common Stock to be used for general corporate purposes, future acquisitions and equity financings. The Company currently has no understandings, commitments or agreements with respect to any acquisition or any other transaction that would result in the issuance of Class A Common Stock. However, approval of the proposed amendment now will eliminate the delays and expense which otherwise would be incurred if stockholder approval were required to increase the authorized number of shares of Class A Common Stock for possible future transactions involving the issuance of additional shares.


   EFFECT OF INCREASE -- The additional shares of Class A Common Stock may be issued, subject to certain exceptions, by the Board of Directors at such times, in such amounts and upon such terms as the Board may determine without further approval of the stockholders. The Company's current stockholders could suffer a dilution of voting rights, net income and net tangible book value per share of the Class A Common Stock or Class B Common Stock as the result of any such issuance, depending on the number of shares issued and the purpose, terms and conditions of the issuance.

                                      PROPOSAL 3


                          APPROVAL OF THE 1997 STOCK OPTION PLAN


   The stockholders are asked to consider and vote to approve the 1997 Stock Option Plan. The Company's Board of Directors adopted the 1997 Stock Option Plan, effective February 11, 1997. The Company has reserved 531,500 shares of Common Stock for issuance under the 1997 Stock Option Plan.


   Stockholder approval of the 1997 Stock Option Plan is sought to (i) meet the requirements of the Nasdaq National Market, (ii) qualify certain compensation under the 1997 Stock Option Plan as performance based compensation that is tax deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and (iii) to qualify certain stock option awards granted under the 1997 Stock Option Plan as incentive stock options. To date, the Company has granted options to purchase 274,000 shares of Class A Common Stock under the 1997 Stock Option Plan.


   The following is a brief summary of certain provisions of the 1997 Stock Option Plan.

GENERAL
   The 1997 Stock Option Plan is a flexible plan that provides the Option Committee broad discretion to fashion the terms of the awards to provide eligible participants with stock-based incentives, including: (i) non-qualified and incentive stock options for the purchase of the Company's Class A Common Stock and (ii) dividend equivalents. The persons eligible to participate in the 1997 Stock Option Plan are directors, officers, and employees of the Company or any subsidiary of the Company who, in the opinion of the Option Committee, are in a position to make contributions to the growth, management, protection and success of the Company or its subsidiaries. The 1997 Stock Option Plan is administered by the Option Committee, which is currently comprised of Mr. Kaplan and Mr. Cless. To the extent required by Section 162(m) of the Code, grants under the 1997 Stock Option Plan will be approved by at least two non-employee directors of the Company.

   The purpose of the 1997 Stock Option Plan is to promote the overall financial objectives of the Company and its stockholders by motivating eligible participants to achieve long-term growth in stockholder equity in the Company and by retaining the association of these individuals.

   The 1997 Stock Option Plan provides for the grant of options and other awards of up to 531,500 shares of Class A Common Stock. In the discretion of the Option Committee, shares of Class A Common Stock subject to an award under the 1997 Stock Option Plan that remain unissued upon termination of such award, are forfeited or are received by the Company as consideration for the exercise or payment of an award shall become available for additional awards under the 1997 Stock Option Plan.

   In the event of a stock dividend, stock split, recapitalization, sale of substantially all of the assets of the Company, reorganization or similar event, the Option Committee will adjust the aggregate number of shares of Class A Common Stock subject to the 1997 Stock Option Plan, the number of shares available for awards and subject to outstanding awards and the exercise price per share, and other terms of outstanding awards.

   The Board of Directors or Option Committee may amend, modify or discontinue the 1997 Stock Option Plan at any time, except if such amendment (i) impairs the rights of a participant without the participant's consent, or (ii) would disqualify the 1997 Stock Option Plan from the exemption provided by Rule 16b-3 under the Exchange Act. Amendments may be subject to stockholder approval under applicable law. Any amendment by the Option Committee is subject to approval of the Board of Directors. The Option Committee may amend the terms of any award granted under the 1997 Stock Option Plan (other than to decrease the option price), subject to the consent of a participant if such amendment impairs the rights of such participant unless such amendment is necessary for the option or the 1997 Stock Option Plan to qualify for the exemption provided by Rule 16b-3 under the Exchange Act.

AWARDS UNDER THE 1997 STOCK OPTION PLAN
   STOCK OPTIONS. Options to purchase no more than 100,000 shares of Class A Common Stock may be granted to any one participant in any fiscal year. Subject to such limitation, the Option Committee shall determine the number of shares of Class A Common Stock subject to the options to be granted to each participant. The Option Committee may grant non-qualified stock options, incentive stock options or a combination thereof to a participant. Only persons who on the date of the grant are employees of the Company or any parent or a subsidiary of the Company may be granted options which qualify as incentive stock options.
Options granted under the 1997 Stock Option Plan will provide for the purchase of Class A Common Stock at prices determined by the Option Committee, but in no event will an option intended as an incentive stock option be granted at less than fair market value on the date of grant. When incentive stock options are granted to an individual who owns stock possessing more than 10% of the combined voting power of all classes of stock of the Company, the option price shall not be less than 110% of fair market value. No non-qualified stock option or incentive stock option shall be exercisable later than the tenth anniversary date of its grant. In the case of an incentive stock option granted to a participant who owns more than 10% of the combined voting power of all classes of stock of the Company or any parent or subsidiary of the Company, such option shall not be exercisable later than the fifth anniversary date of its grant. No incentive stock option shall be granted later than the tenth anniversary date of the adoption of the 1997 Stock Option Plan or its approval by the stockholders of the Company, whichever is earlier.

   Options granted under the 1997 Stock Option Plan shall be exercisable at such times and subject to such terms and conditions set forth in the 1997 Stock Option Plan and as the Option Committee shall determine or provide in an option agreement. Except as provided in any option agreement, options may only be transferred under the laws of descent and distribution or if such transfer is permitted by Rule 16b-3 without liability under applicable law and is consistent with the use of Commission Form S-8. Otherwise, options shall be exercisable only by the participant during such participant's lifetime. The option exercise price shall be payable by the participant (i) in cash, (ii) in shares of Common Stock having a fair market value equal to the exercise price, (iii) by delivery of a note or other evidence of indebtedness, (iv) by authorizing the Company to retain shares of Common Stock having a fair market value equal to the exercise price, (v) by "cashless exercise" as permitted under the Federal Reserve Board's Regulation T, or (vi) by any combination of the foregoing. Upon termination of a participant's employment with the Company due to death or Disability (as defined in the 1997 Stock Option Plan), all of such participant's unexpired and unexercised options shall be exercisable for the shorter of (a) their remaining term or (b) 90 days after either (i) in the case of a participant's Disability, termination of employment or (ii) in the case of a participant's death, the date of the appointment of a Representative (as defined in the 1997 Stock Option
Plan) or such other period as the Option Committee may determine. If a particpant retires or if a participant involuntarily ceases to be an employee of the Company (other than due to death, Disability or as a result of termination for Cause), all of such participant's options shall terminate, except that, to the extent such options are then exercisable, such options may be exercised for the shorter of their remaining terms or 90 days (or such shorter period as the Option Committee may specify) after termination of employment. If a participant voluntarily ceases to be an employee of the Company (other than due to retirement) or is terminated as a result of Cause (as defined in the Plan), all of such participant's outstanding options shall terminate 30 days (or such shorter period as the Option Committee may specify) after termination of employment.

   Upon receipt of a notice from a participant to exercise an option, the Option Committee may elect to cash out all or part of any such option by paying the participant, in cash or shares of Class A Common Stock, the following amount:
(i) the excess of the fair market value of the Class A Common Stock subject to the unexercised option over the option price, multiplied by (ii) the number of shares of Class A Common Stock for which the option is to be exercised.

   DIVIDEND EQUIVALENTS. The Option Committee is authorized to grant dividend equivalents conferring on participants the right to receive cash, shares of Class A Common Stock, or other property equal in value to dividends paid on a specified number of shares of Class A Common Stock under an option. Dividend equivalents may be paid currently or on a deferred basis and, if deferred, may be deemed to have been reinvested in additional shares of Class A Common Stock or other investment vehicles as specified by the Option Committee.

CHANGES IN CONTROL
   Upon the occurrence of a Change in Control (as hereinafter defined), all unexercised stock options shall become immediately exercisable, to the extent provided by the Option Committee in an award agreement or otherwise. In addition, unless the Option Committee provides otherwise in an option agreement, after the Change in Control a participant shall have the right, by giving notice during the 60-day period from and after a Change in Control to the Company, to surrender all or part of the outstanding awards and receive in cash from the Company the following amount for each award: (i) the excess of the Change in Control Price over the exercise price of the award, multiplied by (ii) the number of shares of Class A Common Stock subject to the award. The "Change in Control Price" is the higher of (i) the highest reported sales price of a share of Class A Common Stock in any transaction reported on the principal exchange on which such shares are listed or on the Nasdaq National Market during the 60-day period prior to the Change of Control, or (ii) if the Change in Control event is a tender offer, merger or other reorganization, the highest price to be paid per share of Class A Common Stock in such transaction.


   For purposes of the 1997 Stock Option Plan, a "Change in Control" shall be deemed to have occurred if (i) any corporation, person or other entity (other than the Company, a "Permitted Transferee" (as defined in the Certificate of Incorporation), a majority-owned subsidiary of the Company or any of its subsidiaries, or an employee benefit plan (or related trust) sponsored or maintained by the Company), including a "group" as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner of stock representing more than the greater of (a) 25% of the combined voting power of the Company's then outstanding securities or (b) the percentage of the combined voting power of the Company's then outstanding securities which equals (1) 10% plus (2) the percentage of the combined voting power of the Company's outstanding securities held by such corporation, person or entity on the effective date of the 1997 Stock Option Plan; (ii)(a) the stockholders of the Company approve a definitive agreement to merge or consolidate the Company with or into another corporation other than a majority-owned subsidiary of the Company, or to sell or otherwise dispose of all or substantially all of the Company's assets, and (b) the persons who were the members of the Board of Directors of the Company prior to such approval do not represent a majority of the directors of the surviving, resulting or acquiring entity or the parent thereof; (iii) the stockholders of the Company approve a plan of liquidation of the Company; or (iv) within any period of 24 consecutive months, persons who were members of the Board of Directors of the Company immediately prior to such 24-month period, together with any persons who were first elected as directors (other than as a result of any settlement of a proxy or consent solicitation contest or any action taken to avoid such a contest) during such 24-month period by or upon the recommendation of persons who were members of the Board of Directors of the Company immediately prior to such 24-month period and who constituted a majority of the Board of Directors of the Company at the time of such election, cease to constitute a majority of the Board.


DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES
   The following summary of tax consequences with respect to the awards granted under the 1997 Stock Option Plan is not comprehensive and is based upon laws and regulations currently in effect. Such laws and regulations are subject to change.

NON-QUALIFIED STOCK OPTIONS
   PARTICIPANT. Generally, a Participant receiving a non-qualified stock option does not realize any taxable income for Federal income tax purposes at the time of grant. Upon exercise of such Option, the excess of the fair market value of the shares of Class A Common Stock subject to the non-qualified stock option on the date of exercise over the exercise price will be taxable to the Participant as ordinary income. The Participant will have a capital gain (or loss) upon the subsequent sale of the shares of Class A Common Stock received upon exercise of the option in an amount equal to the sale price reduced by the fair market value of the shares of Class A Common Stock on the date the option was exercised. The holding period for purposes of determining whether the capital gain (or loss) is a long-term or short-term capital gain (or loss) will commence on the date the non-qualified stock option is exercised.

   TAX WITHHOLDING. The amount of income that is taxable to a Participant upon the exercise of a non-qualified stock option will be treated as compensation income. Accordingly, such amount will be subject to applicable withholding of Federal, state and local income taxes and Social Security taxes.

   IF THE PARTICIPANT USES COMPANY STOCK TO PAY THE OPTION EXERCISE PRICE. If the Participant who exercises a non-qualified stock option pays the exercise price by tendering shares of Class A Common Stock and receives back a larger number of shares of Class A Common Stock, the Participant will realize taxable income in an amount equal to the fair market value of the additional shares of Class A Common Stock received on the date of exercise, less any cash paid in addition to the shares of Class A Common Stock tendered. Upon a subsequent sale of the Class A Common Stock received, the number of shares of

Class A Common Stock equal to the number delivered as payment of the exercise price will have a tax basis equal to that of the shares of Class A Common Stock originally tendered. The additional newly-acquired shares of Class A Common Stock obtained upon exercise of the non-qualified stock option will have a tax basis equal to the fair market value of such shares on the date of exercise.

   THE COMPANY. The Company generally will be entitled to a tax deduction in the same amount and in the same year in which the participant recognizes ordinary income resulting from the exercise of a non-qualified stock option.

INCENTIVE STOCK OPTIONS
   PARTICIPANT. Generally, a participant will not realize any taxable income for Federal income tax purposes at the time an incentive stock option is granted. Upon exercise of the incentive stock option, the participant will incur no income tax liability (other than pursuant to the alternative minimum tax, if applicable). If the participant transfers shares of Class A Common Stock received upon the exercise of an incentive stock option within a period of two years from the date of grant of such incentive stock option or one year from the date of receipt of the shares of Class A Common Stock (the "Holding Period"), then, in general, the participant will have taxable ordinary income in the year in which the transfer occurs in an amount equal to the excess of the fair market value on the date of exercise over the exercise price, and will have long-term or short-term capital gain (or loss) in an amount equal to the difference between the sale price of the shares of Class A Common Stock and the fair market value of such shares on the date of exercise. However, if the sale price is less than the fair market value of such shares on the date of exercise, the ordinary income will be not more than the difference between the sale price and the exercise price. If the participant transfers the shares of Class A Common Stock after the expiration of the Holding Period, he or she will recognize income taxable at the capital gains tax rate on the difference between the sale price and the exercise price.

   TAX WITHHOLDING. If the participant makes any disqualifying disposition prior to the completion of the Holding Period with respect to shares of Class A Common Stock acquired upon the exercise of an Incentive Stock Option granted under the Plan, then such participant must remit to the Company an amount sufficient to satisfy all Federal, state, and local withholding taxes thereby incurred.

   IF THE PARTICIPANT USES CLASS A COMMON STOCK TO PAY THE OPTION EXERCISE PRICE. If a participant who exercises an incentive stock option pays the option exercise price by tendering shares of Class A Common Stock, such participant will generally incur no income tax liability (other than pursuant to the alternative minimum tax, if applicable), provided any Holding Period requirement for the tendered shares is met. If the tendered stock was subject to the Holding Period requirement when tendered, payment of the exercise price with such stock constitutes a disqualifying disposition. If the participant pays the exercise price by tendering shares of Class A Common Stock and the participant receives back a larger number of shares, under proposed Treasury Regulations, the participant's basis in the number of shares of newly acquired stock equal to the number of the shares delivered as payment of the exercise price will have a tax basis equal to that of the shares originally tendered, increased, if applicable, by any amount included in the participant's gross income as compensation. The additional newly acquired shares obtained upon exercise of the option will have a tax basis of zero. All Class A Common Stock acquired upon exercise will be subject to the Holding Period requirement, including the number of shares equal to the number tendered to pay the exercise price. Any disqualifying disposition will be deemed to be a disposition of Class A Common Stock with the lowest basis.

   THE COMPANY. The Company is not entitled to a tax deduction upon grant, exercise or subsequent transfer of shares of Class A Common Stock acquired upon exercise of an incentive stock option, provided that the participant holds the shares received upon the exercise of such option for the Holding Period. If the participant transfers the Class A Common Stock acquired upon the exercise of an incentive stock option prior to the end of the Holding Period, the Company generally is entitled to a deduction at the time the participant recognizes ordinary income in an amount equal to the amount of ordinary income recognized by such participant as a result of such transfer.

PARACHUTE PAYMENTS
   In the event any payments or rights accruing to a participant upon a Change in Control, or any other payments awarded under the 1997 Stock Option Plan, constitute "parachute payments" under Section 280G of the Internal Revenue Code, depending upon the amount of such payments accruing and the other income of the participant from the Company, the participant may be subject to an excise tax (in addition to ordinary income tax) and the Company may be disallowed a deduction for the amount of the actual payment.


                                      PROPOSAL 4

            APPROVAL OF THE 1997 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

   The stockholders are asked to consider and vote to approve the 1997 Director Plan. The Company's Board of Directors adopted the 1997 Director Plan, effective February 11, 1997. The Company has reserved 77,000 shares of Class A Common Stock for issuance under the 1997 Director Plan.


   The following is a brief summary of certain provisions of the 1997 Director Plan.


GENERAL
   The 1997 Director Plan provides for the issuance of options to purchase up to 77,000 shares of Class A Common Stock, which shares are reserved and available for purchase upon the exercise of options granted under the 1997 Director Plan. Only directors who are not employees or officers of the Company are eligible to participate in the 1997 Director Plan.
The 1997 Director Plan is administered by the Option Committee.

   Under the 1997 Director Plan, each non-employee director was granted, on the effective date of the plan, an option to purchase 15,000 shares of Class A Common Stock, and each non-employee director subsequently elected to the Board will be granted an option to purchase 15,000 shares of Class A Common Stock on the date of his or her election. Options granted under the 1997 Director Plan provide for the purchase of Class A Common Stock at a price equal to the fair market value on the date of the grant. If there are not sufficient shares remaining and available to all non-employee directors eligible for an automatic grant at the time at which an automatic grant would otherwise be made, then each eligible non-employee director shall receive an option to purchase a pro rata number of shares.

   Unless otherwise provided in an option agreement, options granted under the 1997 Director Plan shall become exercisable in five equal increments on the date of the grant and on each of the first four anniversaries thereof. If any options under the 1997 Director Plan are surrendered before exercise or lapse without exercise, in whole or in part, the shares reserved for grant will revert to the status of available shares. All options expire on the earlier to occur of (a) ten years following the grant date or (b) the second anniversary of the termination of the non-employee director's directorship for any reason other than due to death or Disability (as defined in the 1997 Director Plan). Upon termination of a participant's employment with the Company due to death or Disability, all of such participant's unexpired and unexercised options shall be exercisable for the shorter of (a) their remaining term or (b) 90 days following either (i) in the case of a participant's Disability, the date the participant ceases to be a non-employee director or (ii) in the case of a participant's death, the date of the appointment of a Representative (as defined in the 1997 Director Plan) or such other period as the Option Committee may determine. Except as provided in any option agreement, options may only be transferred under the laws of descent and distribution or if such transfer is permitted by Rule 16b-3 without liability under applicable law and is consistent with the use of Commission Form S-8. Otherwise, options shall be exercisable only by the director during such director's lifetime.

   The option exercise price is payable by the director (i) in cash, (ii) in shares of Class A Common Stock having a fair market value equal to the exercise price, (iii) by delivery of a note or other evidence of indebtedness, (iv) by authorizing the Company to retain shares of Common Stock having a fair market value equal to the exercise price, (v) by "cashless exercise" as permitted under the Federal Reserve Board's Regulation T, (vi) by certifying ownership of shares of Class A Common Stock to the satisfaction of the Option Committee for later delivery to the Company as specified by the Option Committee, or (vii) by any combination of the foregoing.

   In the event of a stock dividend, stock split, recapitalization, sale of substantially all of the assets of the Company, reorganization or similar event, the Option Committee will adjust the aggregate number of shares of Class A Common Stock subject to the 1997 Director Plan, the number of shares available for awards and subject to outstanding awards and the exercise price per share, and other terms of outstanding awards.

   The Board of Directors or the Option Committee may amend the 1997 Director Plan, subject to stockholder approval if required by applicable law. No amendment may impair the rights of a holder of an outstanding option without the consent of such holder, nor may an amendment be made in any manner which fails to comply with Rule 16b-3(c)(2)(ii) under the Exchange Act. In addition, any amendment by the Option Committee is subject to approval by the Board of Directors.

DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES
   The following summary of tax consequences with respect to options under the 1997 Director Plan is not comprehensive and is based upon laws and regulations currently in effect. Such laws and regulations are subject to change.

   A director granted an option under the 1997 Director Plan does not recognize taxable income upon grant, and the Company is not entitled to a deduction for Federal income tax purposes upon such grant. Upon exercise of an option, participants generally will be taxed at ordinary income tax rates on the difference between the exercise price of the option and the fair market value of the Class A Common Stock issued thereunder. In determining the amount of the difference, the fair market value will be determined on the date of exercise. The Company will receive a corresponding deduction for the amount of income recognized by a participant upon exercise of an option. Any gain or loss realized upon the subsequent sale of the Class A Common Stock issued upon exercise of the option (measured by the difference between the fair market value, determined or utilized by the optionee as described above, and the sale price) will be taxed at either long-term or short-term capital gain (or loss) rates, depending on the selling stockholder's holding period. Such subsequent sale would have no tax consequences for the Company.

                                      PROPOSAL 5

                       RATIFICATION OF APPOINTMENT OF AUDITORS

          The Company's Board of Directors has appointed KPMG Peat Marwick LLP, independent certified public accountants, as auditors of the Company's financial statements for the fiscal year ending December 31, 1997. KPMG Peat Marwick LLP has acted as auditors for the Company since July 1991.

   The Board has determined to afford stockholders the opportunity to express their opinions on the matter of auditors for the Company, and, accordingly, is submitting to the stockholders at the Annual Meeting a proposal to ratify the Board's appointment of KPMG Peat Marwick LLP. If this proposal does not receive the affirmative vote of a majority of the votes cast affirmatively or negatively at the Annual Meeting, in person or by proxy, the Board of Directors will interpret this as an instruction to seek other auditors. The Board of Directors recommends that the stockholders vote to ratify the appointment of KPMG Peat Marwick LLP as auditors for the fiscal year ending December 31, 1997.

   It is expected that representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting and available to respond to questions. Such representatives will be given an opportunity to make a statement if they desire to do so.

                                    OTHER MATTERS

        SOLICITATION -- The cost of this proxy solicitation will be borne by the Company. The Company will also request banks, brokers, fiduciaries, custodians, nominees and certain other record holders to send proxies, proxy statements and other materials to their principals at the Company's expense. Such banks, brokers, fiduciaries, custodians, nominees and other record holders will be reimbursed by the Company for their reasonable out-of-pocket expenses of solicitation. The Company does not anticipate that costs and expenses incurred in connection with this proxy solicitation will exceed those normally expended for a proxy solicitation for an election of directors in the absence of a contest.

   PROPOSALS OF STOCKHOLDERS -- To be considered at the 1998 Annual Meeting, stockholder proposals must be received by the Secretary of the Company not less than 120 days nor more than 150 days prior to April 28, 1998.

   OTHER BUSINESS -- The Board of Directors is not aware of any matters to be presented at the Annual Meeting other than those enumerated in the Company's Notice of Annual Meeting of Stockholders enclosed herewith. If any other matters are properly brought before the meeting, however, it is intended that the persons named in the proxy will vote as directed by the Board of Directors.

   ANNUAL REPORT TO STOCKHOLDERS -- The Company's Annual Report to Stockholders, together with the Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as filed with the Securities and Exchange Commission, containing financial and other information pertaining to the Company, is being furnished to stockholders simultaneously with this Proxy Statement.

   ANNUAL REPORT ON FORM 10-K -- The Company will furnish without charge a copy of the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 1996, as filed with the Securities and Exchange Commission, upon the written request of any person who is a stockholder as of the record date. Requests for such materials should be directed to Zebra Technologies Corporation, 333 Corporate Woods Parkway, Vernon Hills, Illinois 60061, Attention: Charles R. Whitchurch.

                             By Order of the Board of Directors

                             Gerhard Cless
                             SECRETARY

                      ZEBRA TECHNOLOGIES CORPORATION
           333 CORPORATE WOODS PARKWAY, VERNON HILLS, ILLINOIS 60061
                 PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD MAY 20, 1997
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder(s) hereby appoints Edward L. Kaplan and Gerhard Cless, and each of them, with power of substitution, as attorneys and proxies for and in the name and place of the undersigned, and hereby authorizes them to represent and to vote all of the shares of Class A Common Stock and Class B Common Stock of Zebra Technologies Corporation held of record as of March 21, 1997 which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Zebra Technologies Corporation to be held on May 20, 1997 at the Harris Trust and Savings Bank, 111 West Monroe Street, Chicago, Illinois 60690, at 10:30 a.m. local time, and at any adjournment thereof.

                (continued, and to be signed, on reverse side)

                         ZEBRA TECHNOLOGIES CORPORATION
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY  / /

                                        For ALL    Withhold    For ALL nominees
                                        nominees   authority   except as marked
1.  ELECTION OF DIRECTORS
    Gerhard Cless, Edward Kaplan,         /  /      /  /           /  /
    Christopher Knowles, David Riley
    and Michael Smith

(Instructions: To withhold authority to
vote for any individual nominee, strike
a line through the nominee's name above)

                                            For       Against      Abstain
2.  PROPOSAL TO INCREASE AUTHORIZED
    SHARES OF THE COMPANY'S CLASS A         /  /       /  /         /  /
    COMMON STOCK FROM 35,000,000 SHARES
    TO 50,000,000 SHARES.

                                            For       Against      Abstain
3.  PROPOSAL TO APPROVE THE ADOPTION OF
    THE ZEBRA TECHNOLOGIES CORPORATION      /  /       /  /         /  /
    1997 STOCK OPTION PLAN.

                                            For       Against      Abstain
4.  PROPOSAL TO APPROVE THE ADOPTION
    OF THE ZEBRA TECHNOLOGIES               /  /       /  /         /  /
    CORPORATION 1997 NON-EMPLOYEE DIRECTORS'
    STOCK OPTION PLAN.

                                            For       Against      Abstain
5.  PROPOSAL TO RATIFY THE APPOINTMENT
    OF KPMG PEAT MARWICK LLP AS THE         /  /       /  /         /  /
    INDEPENDENT PUBLIC ACCOUNTANTS
    OF THE COMPANY.

6. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.


Please sign exactly as the name appears on your stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. When signing as a corporation, please sign in full corporate name by President or other authorized officer. When signing as a partnership, please sign in partnership name by an authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature ______________________________________DATE: __________________, 1997


Signature (if held jointly) __________________________________________________


THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE ABOVE SIGNED STOCKHOLDER.

IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 THROUGH 5.